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                                                                 Exhibit (3)(c)

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                           CERTIFICATE OF AMENDMENT TO
                    AMENDED AND RESTATED DECLARATION OF TRUST


The undersigned, being the duly elected, qualified, acting and authorized Assistant Secretary of First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "Company"), hereby certifies that, effective March 6, 2001, Sections 11.19, 12.2 and 2.8 of the Company's Amended and Restated Declaration of Trust as of November 16, 1999 were deleted in their entirety, and the following designated sections substituted in their place, by actions of the shareholders of the Company at a special meeting of shareholders held March 6, 2001, and such actions of the shareholders have not been amended, modified, supplemented or rescinded, and are in full force and effect, as of the date written below:

         SECTION 11.19 QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST.

No Trustee and no Beneficiary shall take any action which would cause the Trust to abandon its purpose of providing an investment vehicle for numerous shareholders with small holdings or which would, in the opinion of counsel for the Trust, furnished prior to such action, prevent the Trust from qualifying or continuing to qualify as a "real estate investment trust" under the Internal Revenue Code and the Regulations (proposed or in effect) thereunder unless at least a majority of the Trustees then in office have approved such action. No Beneficiary shall have any power to control the Trustees or the affairs of this Trust, or to exercise any voting or approval powers, if such powers would at the time in the opinion of counsel for the Trust (a) prevent the Beneficiaries from being free from personal liability for the obligations of the Trust under any applicable law, or (b) cause the Trust to be an illegal or invalid organization under the law of any jurisdiction in which it owns property or does business.

         SECTION 12.2  MERGER; SALE OF TRUST PROPERTY.

    No merger of the Trust into another entity or no consolidation or combination of the Trust with one or more other entities shall be made without the consent of the holders of at least (i) a majority of the outstanding shares if at least 70% of the Trustees have approved such action or (ii) 70% of the outstanding shares if at least a majority but less than 70% of the Trustees have approved such action, in either case given at a meeting of the shareholders held for that purpose; provided that no vote of Trust shareholders shall be required with respect to any merger intended merely to change the Trust from a trust entity to a corporation and provided further that no vote of Trust shareholders shall be required with respect to a merger of the Trust with another entity




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     if the Trust would be the surviving entity and if, after the transaction, no shareholder would be in violation of any limitation on share ownership adopted pursuant to Section 5.9. The Trustees shall have the power to sell, exchange transfer or otherwise dispose of any or all Trust property upon approval of at least a majority of the Trustees.

         SECTION 2.8  POWER TO TRANSFER TRUST TO CORPORATION.

     The Trustees shall have power to cause to be organized or assist in organizing under the laws of any jurisdiction a corporation or corporations or any other trust, association, or other organization to take over the Trust property or any part or parts thereof or to carry on any business in which this Trust shall directly or indirectly have any interest, and to sell, convey, and transfer the Trust property or any part or parts thereof to any such corporation, trust, association, or organization in exchange for the shares or securities thereof or otherwise, and to lend money to, subscribe for the shares or securities of, and enter into any contracts with any such corporation, trust, association or organization, or any corporation, trust, partnership, association, or organization in which this Trust holds or is about to acquire shares or any other interest.

                                  FIRST UNION REAL ESTATE EQUITY
                                  AND MORTGAGE INVESTMENTS


                                  By:      /s/ Rosalie Souders
                                           ---------------------------
                                           Rosalie Souders,
                                           Assistant Secretary

                                  Date:    March 21, 2001